KPMG Auditores Consultores Ltda. Av. Isidora Goyenechea 3520, Piso 2 Las Condes, Santiago, Chile	Exhibit 23.2
Teléfono +56 (2) 2798 1000 Fax +56 (2) 2798 1001 www.kpmg.cl

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Enel Generación Chile S.A. (Enel Generación Chile) Formerly Named Empresa Nacional de Electricidad S.A. (Endesa−Chile):

We consent to the incorporation by reference in the registration statement (No. 333-214079) on Form F-3 of Enel Américas S.A. of our report dated April 29, 2016, with respect to the consolidated statement of financial position of Enel Generación Chile and subsidiaries as of December 31, 2015, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for the years ended December 31, 2015 and 2014, which report appears in the 2016 annual report on Form 20-F of Enel Américas S.A..

/s/ KPMG

KPMG Auditores Consultores Ltda.

Santiago, Chile

April 27, 2017

KPMG Auditores Consultores Ltda, a Chilean limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. All rights reserved.